Exhibit 99.1

WELLS-GARDNER REPORTS FIRST QUARTER EARNINGS OF $125,000

Chicago, Illinois, April 22 2003—Wells-Gardner Electronics Corporation (AMEX:WGA) announced that sales in the first quarter ended March 31, 2003 were $11.9 million, an increase of 4.9%, from $11.3 million in the same quarter in the previous year.  The Company also announced first quarter, 2003 net earnings of $125,000 or $0.02 per share compared to net earnings of $202,000 or $0.03 per share in the first quarter, 2002. First quarter 2002 earnings included a $52,000 benefit from a cumulative effect of change in accounting principle.

“Wells-Gardner had a mixed first quarter 2003,” said Anthony Spier, Wells-Gardner’s Chairman and Chief Executive Officer. “This quarter’s revenue included $1.1 million of low margin opportunistic sales on a cash-in-advance basis which lowered aggregate margins by 1.5%.  Sales were also affected by reduced demand from one of our major gaming customers who expect to be back on track in the second quarter. Expenses increased primarily from our investment in marketing, including participating in two gaming shows.”

Founded in 1925, Wells-Gardner Electronics Corporation is a distributor and manufacturer of color video monitors and other related distribution products for a variety of markets including, but not limited to, gaming machine manufacturers, casinos, coin-operated video game manufacturers and other display integrators.  During 2000, the Company formed a 50/50 joint venture named Wells-Eastern Asia Displays (“WEA”) to manufacture video monitors in Malaysia. In addition, the Company acquired American Gaming & Electronics, Inc. (“AGE”), a leading parts distributor to the gaming markets, which sells parts and services to over 700 casinos in North America with offices in Las Vegas, Nevada; Egg Harbor Township, New Jersey; Hollywood, Florida and McCook, Illinois.  AGE also sells refurbished gaming machines on a global basis as well as installs and services some brands of new gaming machines into casinos in North America.

This press release contains certain forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from those expressed in any forward-looking statement as a result of many uncertain future factors.  Wells-Gardner assumes no obligation to update the information contained in this release to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. A copy of its Annual Report and Quarterly Report can be obtained without charge by request to George B. Toma, Wells-Gardner Electronics Corporation, 9500 West 55th Street, Suite A, McCook, Illinois 60525-3605.  For additional investor information, please call 1-800-336-6630 ext. 2170 or at www.wellsgardner.com

Consolidated Condensed Statements of Operations

	First Quarter Ended March 31,
	2003	2002
Sales	11,857,000	11,303,000
Cost of sales	9,624,000	9,074,000
Engineering, selling & administrative	2,082,000	1,927,000
Operating earnings	151,000	302,000
Other expense, net	34,000	150,000
Income tax (benefit)	(8,000)	2,000
Earnings from continuing operations	125,000	150,000
Cumulative effect of change in accounting principle	0	52,000
Net earnings	125,000	202,000

Basic earnings per common share:
Continuing operations	0.02	0.03
Cumulative effect of change in accounting principle	0.00	0.01
Basic earnings per common share	0.02	0.04

Diluted earnings per common share:
Continuing operations	0.02	0.02
Cumulative effect of change in accounting principle	0.00	0.01
Diluted earnings per common share	0.02	0.03

Weighted average common shares outstanding	5,913,363	5,715,521
Weighted average common & common equivalent shares outstanding	5,913,363	5,898,287

Consolidated Condensed Balance Sheets

	March 31,	December 31,
	2003	2002
Assets:
Cash	1,173,000	782,000
Accounts receivable, net	5,000,000	7,835,000
Inventory	10,050,000	8,995,000
Other current assets	929,000	974,000
Total current assets	17,152,000	18,586,000
Fixed assets, net	2,357,000	2,458,000
Investment in joint venture	618,000	536,000
Intangibles	1,329,000	1,329,000
Total assets	21,456,000	22,909,000

Liabilities & Shareholders’ Equity:
Current liabilities	6,752,000	6,317,000
Long-term notes payable	6,309,000	8,352,000
Shareholders equity	8,395,000	8,240,000
Total liabilities & shareholders’ equity	21,456,000	22,909,000